EXHIBIT 5.1

OPINION RE: LEGALITY

1st Century Bancshares, Inc.
1875 Century Park East
Suite 1400
Los Angeles, CA  90067

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

 We have examined the Registration Statement on Form S-8 to be filed by you with the United States Securities and Exchange Commission on or about December 20, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,434,000 shares (the “Shares”) of common stock, par value $0.01 per share, of 1st Century Bancshares, Inc., a Delaware corporation (the “Company”), reserved for issuance pursuant to the Company’s Director and Employee Stock Option Plan (the “Plan”).

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings taken by your predecessor in interest under the Plan, 1st Century Bank N.A., in connection with the adoption of the Plan and the sale and issuance of the Shares under the Plan.  It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment(s) thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,
/s/ Manatt Phelps & Phillips